UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): August 29, 2013

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNS ENERGY CORPORATION	86-0786732
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 8.01 hereof.
 Item 8.01 Other Events

Springerville Unit 1 Leases

As previously reported, Tucson Electric Power Company (TEP) leases Unit 1 of the Springerville Generating Station and an undivided one-half interest in certain Springerville Common Facilities (collectively Springerville Unit 1) under seven separate lease agreements (Springerville Unit 1 Leases) that are accounted for as capital leases. The leases expire in January 2015 and include fair market value renewal and purchase options. In 2006, TEP purchased a 14.1% undivided ownership interest in Springerville Unit 1, representing approximately 55 megawatts (MW) of continuous operating capability.

In 2011, TEP and the owner participants of Springerville Unit 1 completed a formal appraisal procedure to determine the fair market value purchase price of Springerville Unit 1 in accordance with the Springerville Unit 1 Leases. The purchase price was determined to be $478 per kW of capacity, based on a continuous capacity rating of 387 MW.

On August 29, 2013, TEP notified certain owner participants and their lessors that TEP has elected to purchase their undivided ownership interests in Springerville Unit 1, at the appraised value upon the expiration of the lease term in January 2015. In total, TEP has elected to purchase leased interests comprising 24.8% of Springerville Unit 1, representing 96 MW of continuous operating capability, for an aggregate purchase price of $46 million. Upon close of these lease option purchases in January 2015, TEP would own 38.9% of Springerville Unit 1, or 151 MW of continuous operating capability. Due to TEP's purchase commitment, TEP expects to record an increase to both Utility Plant Under Capital Leases and Capital Lease Obligations on its balance sheets in the amount of $39 million.

TEP did not exercise the purchase options on the remaining 61.1% undivided ownership interests in Springerville Unit 1. However, through negotiation, TEP may purchase additional ownership interests.  Even if TEP seeks to acquire additional ownership interests in Springerville Unit 1, TEP does not currently expect that its final undivided ownership interest in Springerville Unit 1 would exceed 50%, or 194 MW of continuous operating capability. Under the terms of the lease documents, TEP will continue to operate Springerville Unit 1 for any remaining third-party owners upon expiration of the leases.

Also as previously reported, in 2012, TEP sought judicial confirmation of the results of the appraisal process in Federal District Court. In the proceeding, the owner participants alleged that the appraisal process failed to yield a legitimate purchase price for the leased interests. In January 2013, the Federal District Court denied TEP's petition on the grounds that the Court lacks jurisdiction in the matter. In February 2013, TEP appealed the matter to the U.S. Court of Appeals for the Ninth Circuit, where it is currently pending. Since the owner participants whose leased interests TEP elected to purchase have agreed to sell their interests for amounts equal to the appraised value, TEP will be dismissing the legal action.

Potential Purchase of Gas-Fired Generating Facility

TEP has entered into exclusive negotiations with Entegra Power Group LLC (Entegra) to purchase unit 3 of the Gila River Generating Station (Gila River Unit 3) located in Gila Bend, Arizona.  Gila River Unit 3 is a gas-fired combined cycle unit with a nominal capacity rating of 550 MW.  Entegra provided a proposal in response to TEP's request for proposals for generating capacity issued in May 2013.

A purchase of Gila River Unit 3 would be consistent with TEP's strategy to diversify its generation fuel mix and would replace the forgone coal-fired leased capacity from Springerville Unit 1 and the expected reduction of coal-fired generating capacity from San Juan Unit 2. As previously reported, San Juan Unit 2 may be retired on or before December 31, 2017. TEP currently owns 50%, or 170 MW, of San Juan Unit 2.

Although there can be no assurance that TEP and Entegra will reach agreement on the purchase by TEP of Gila River Unit 3, TEP anticipates that, if such an agreement is reached, definitive purchase and sale agreements would be executed prior to year-end 2013. TEP further anticipates any such purchase would close by year-end 2014 and would be subject to, among other things, the receipt of required regulatory approvals.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 4, 2013	UNS ENERGY CORPORATION ____________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer
Date: September 4, 2013	TUCSON ELECTRIC POWER COMPANY ___________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer